Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 16, 2024 (except for Note 3, as to which the date is January 23, 2025), with respect to the consolidated financial statements of Sunergy Renewables, LLC contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Kansas City, Missouri

February 7, 2025